EXHIBIT 11.01


THE INDUS GROUP, INC.

STATEMENT OF COMPUTATION OF PRO FORMA

NET INCOME PER SHARE

(In thousands, except share amounts)

(Unaudited)

                                                                            Year Ended December 31,
                                                                            ------------------------
                                                                                1995         1996
                                                                             -------      --------

   Pro forma net income.................................................     $ 6,322      $ 9,228
                                                                             =======      ========
   Shares used in per share computation:
   Weighted average outstanding.........................................      15,021       17,423
   Equivalent shares assumed to be outstanding had options granted prior to 1995 been exercised and used to repurchase shares at
   their then fair value................................................       1,315        1,500
   Shares issued or shares reserved for options granted in 1995, which shares are assumed to be outstanding for all prior periods
   (as required by SEC Staff Accounting Bulletins Topic 4 D) ...........         519            -
   Shares assumed to be outstanding equivalent to dividends paid in
   1995 ($9,516,659) divided by expected offering price ($15 per share) (as required by SEC Staff Accounting Bulletins Topic
   1B)..................................................................         635            -
                                                                             =======      ========

                                                                              17,490       18,923
                                                                             =======      ========
   Pro forma net income per share.......................................     $  0.36      $  0.49
                                                                             =======      ========

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